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Exhibit 5.1

[Letterhead of Debevoise & Plimpton]

                      May 20, 2003

Westpac Banking Corporation
60 Martin Place
Sydney, NSW 2000
Australia

Ladies and Gentlemen:

        This opinion is furnished to you in connection with the Registration Statement on Form F-3 (File No. 333-10546) (the "Registration Statement") and the Prospectus Supplement, dated May 16, 2003 (the "Prospectus Supplement"), of Westpac Banking Corporation, a bank organized under the laws of the State of New South Wales, Australia under the Corporations Act 2001 of Australia (the "Bank"), filed with the Securities and Exchange Commission (the "Commission"), relating to the issuance and sale by the Bank of $350,000,000 aggregate principal amount of its 4.625% Subordinated Notes due 2018 (the "Notes"), pursuant to the Subordinated Indenture, dated as of July 1, 1999, between the Bank and The Chase Manhattan Bank (since renamed JPMorgan Chase Bank), as trustee (the "Trustee"), as amended and restated by the Amended and Restated Subordinated Indenture, dated as of May 15, 2003 (the "Subordinated Indenture"), between the Bank and the Trustee, as supplemented by the Supplemental Indenture No. 1, dated as of May 21, 2003 (the "Supplemental Indenture" and, together with the Subordinated Indenture, the "Indenture"), between the Bank and the Trustee.

        In so acting, we have examined and relied upon originals or certified, conformed or reproduction copies of such agreements, instruments, documents and records of the Bank, such certificates of public officials, and such other documents, and have made such investigations of law, as we have deemed necessary or appropriate for the purposes of this opinion. In all such examinations, we have assumed without investigation the legal capacity of all natural persons executing documents, the genuineness of all signatures on original or certified copies, the authenticity of all original or certified copies and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. We have relied as to factual matters upon, and have assumed the accuracy of, the statements made in the certificates of officers or representatives of the Bank delivered to us and certificates and other statements or information of or from public officials and officers and representatives of the Bank and others.

        In rendering the opinion expressed below, we have assumed that (i) each of the Bank and the Trustee has the power and authority to execute, deliver and perform its obligations under each of the Subordinated Indenture and the Supplemental Indenture, and has taken all necessary action to duly authorize its execution, delivery and performance of each such document, (ii) the Bank has the power and authority to execute, deliver and perform its obligations under the Notes, and has taken all necessary action to duly authorize its execution, issuance, sale, delivery and performance of the Notes, (iii) the Bank has duly executed and delivered the Subordinated Indenture, and (iv) the Trustee has duly executed and delivered the Subordinated Indenture and when it has duly executed and delivered the Supplemental Indenture, each such document will be the valid, legally binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms.

        Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Notes, when the Bank has duly executed and delivered the Supplemental Indenture and the Notes, and the Notes have been duly authenticated by the Trustee and sold as contemplated by the Prospectus Supplement and the Indenture, the Notes will be validly issued and, in so far as they are governed by New York law, will constitute valid and binding obligations of the Bank.

        Our opinion expressed above is subject to the effects of bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights generally or by general equitable principles, including without limitation all laws relating to fraudulent transfers (regardless of whether enforcement is considered in a proceeding in equity or at law).

        Our opinion expressed above is limited to the laws of the State of New York and the federal laws of the United States, all as they exist on the date hereof, and we do not express any opinions herein concerning any other laws.

        We have relied upon the opinion, dated today and addressed to you, of Allens Arthur Robinson as to certain matters of Australian law, and all of the assumptions and qualifications set forth in such opinion are incorporated herein.

        We hereby consent to the filing of this opinion as an exhibit to the Bank's Form 6-K filed on May 20, 2003, incorporated by reference in the Registration Statement, and to the reference to our firm under the caption "Legal Opinions" in the Prospectus Supplement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                      Very truly yours,

                      /s/ Debevoise & Plimpton

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